FOR IMMEDIATE RELEASE

Contact: Thomas Prame
Chief Executive Officer and President
Phone: (219) 814-5983
Date: February 26, 2025

Horizon Bancorp, Inc. Announces Retirement of Craig Dwight as Chairman
and Enhancements to Board of Directors Structure

MICHIGAN CITY, Ind., February 26, 2025 – (NASDAQ GS: HBNC) Horizon Bancorp, Inc. (“Horizon” or the “Company”) announced that Craig Dwight, Chairman of Board, will retire from the Board of Directors effective at the expiration of his current term on May 1, 2025. Mr. Dwight provided written notice of his decision on February 24, 2025, which was accepted by the Board on February 25, 2025. Concurrently, the Board of Directors elected Eric Blackhurst to serve as an Independent Chairperson, effective upon Mr. Dwight’s retirement. Mr. Blackhurst has served as a Company Director for over seven years during which time his leadership has been instrumental, notably as Chairperson of Corporate Governance and as a member of the Compensation Committee. Mr. Blackhurst recently retired from an esteemed 35-year career at The Dow Chemical Company where he served as Associate General Counsel, Corporate Transactions and Latin America. His is currently interim president of Alma College. Additionally, with Horizon’s transition to an Independent Chairperson, the role of Independent Lead Director, currently held by Michele Magnuson, will be retired. Ms. Magnuson will remain on the Board and continue to serve on the Compensation and Governance Committees.

“On behalf of the Board of Directors, Executive Leadership, and Horizon’s Advisors, it is my privilege to thank and congratulate Craig who will retire from the Board upon the expiration of his term in May. For more than 25 years Craig drove the success of Horizon by fostering a winning culture centered on placing client needs first, strengthening the communities Horizon calls home, and delivering significant value for Horizon’s shareholders. His legacy of servant leadership has positively impacted all who have had the pleasure to work with him. We wish Craig and his family the best as he enjoys this richly earned new chapter in life,” said Thomas Prame, Horizon’s President and Chief Executive Officer. “I am also pleased to announce the Board’s election of Eric Blackhurst to Independent Chairperson. Eric’s strategic vision, character and experience make him ideally suited to seamlessly transition into the role of Chairperson. I look forward to our continued positive working relationship and the value he will bring to Horizon in this important new role. Additionally, we would like to thank Michele Magnuson for her impactful stewardship as independent Lead Director over the last 3 years. We are fortunate to have Michele as a Board member, and we look forward to the positive contributions she continues to bring to the Board and organization.”

In addition to the changes to Horizon’s director roles, Horizon welcomes Larry Magnesen to the Horizon Bank’s Board of Directors effective February 25, 2025. Mr.

Magnesen brings to the Bank Board significant experience in marketing and corporate communications resulting from his 20 plus-year career at Fifth Third Bank in various senior leadership roles. “Larry has a vast experience in financial services marketing and corporate communications that will benefit Horizon Bank’s strategic objective of profitably expanding our core banking relationships,” Prame added. “Larry brings a great understanding of attracting and retaining core clients that is combined with an intimate knowledge of our local markets through his former leadership roles. I look forward to the immediate contributions Larry will bring to Horizon’s strategic outlook and the valuable skillset he adds to our already very talented Bank Board.”

About Horizon Bancorp, Inc.
Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the nearly 8 billion–asset bank holding company for Horizon Bank, which serves customers across attractive Midwestern markets through convenient digital tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential, indirect auto, and other secured consumer lending, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in–market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.
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